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FOR IMMEDIATE RELEASE

Jane Grebenc Hired as President of First Commonwealth Bank

Indiana, PA., (June 4, 2013) - First Commonwealth Financial Corporation (NYSE:FCF) today announced the hiring of Jane Grebenc as President of First Commonwealth Bank and Executive Vice President and Chief Revenue Officer of First Commonwealth Financial Corporation. In this role, Ms. Grebenc will report directly to T. Michael Price, President & CEO of First Commonwealth Financial Corporation. Ms. Grebenc will oversee retail and small business banking, including the branch network; corporate banking; wealth management; and marketing.

“The addition of Jane Grebenc as President of First Commonwealth Bank is another important step towards building a best-in-class service and sales culture within our company,” noted T. Michael Price. “Jane brings with her a distinguished record of accomplishment in revenue generation and plan execution. In addition to her 25 years of leadership experience in the financial services industry, Jane's expertise in business development, distribution management, and operations will be a tremendous asset to First Commonwealth.”

In accepting the position as President of First Commonwealth Bank, Ms. Grebenc stated, “First Commonwealth Bank is the quintessential community bank. It is defined by its relationships with its customers and its community. I look forward to being a part of the evolution and growth of those relationships.”

Ms. Grebenc's distinguished financial services career includes executive leadership roles at a variety of institutions, including Park View Federal Savings Bank, Key Bank, and National City Bank.

Ms. Grebenc began her banking career at National City Bank in Cleveland, Ohio. During her tenure there, Ms. Grebenc served in numerous executive capacities, including Executive Vice President / Branch Network. In this role, Ms. Grebenc was responsible for all deposit gathering, lending, and fee generation for 1,200 retail bank branches with 10,000 employees across six states.

Ms. Grebenc also served as the head of Loan Operations at National City, overseeing the booking and servicing of $85 billion in consumer, small business, and commercial loans. Ms. Grebenc's other roles and responsibilities at the bank included leading the national sales management organization for National City's Private Client Group of high net worth clients, as well as oversight of advertising, marketing research, product development, and pricing of deposits and loans.

At Key Bank, Ms. Grebenc was responsible for the strategic direction and execution of the bank's $400 million Wealth segment, including the company's high net worth client base, which was located throughout 19 states. As Executive Vice President / Wealth Segment at Key, she built and implemented a comprehensive advice-based Wealth strategy consisting of segmentation, delivery, compensation, recruiting, and training.

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In 2009, Ms. Grebenc joined Park View Federal Savings Bank in Solon, Ohio as part of an overhaul of the executive management team. In her role as Executive Vice President, Ms. Grebenc oversaw retail banking, operations, technology, and mortgage lending. Ms. Grebenc led Park View's development and implementation of an entirely new product platform and the streamlining of back office processes.

Ms. Grebenc received her Bachelor of Science degree in Economics from John Carroll University, and she earned her MBA in Finance and Marketing from Case Western Reserve University.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $6.1 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 112 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Media Contact

Susie Barbour, Media Relations Supervisor, at 724-463-5618

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